EXHIBIT 99.1
JOINT FILING AGREEMENT
     The undersigned acknowledge and agree that the foregoing Amendment 2 on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.
Dated: February 14, 2006

ET Holdings, L.L.C.	Hampstead Associates, L.L.C. By: Ridgeview Associates LLC, Manager

/s/ Michael R. Milken Name: Michael R. Milken	/s/ Michael R. Milken Name: Michael R. Milken
Its: Manager	Its: Manager

Ridgeview Associates LLC	Lupine LLC

/s/ Michael R. Milken Name: Michael R. Milken	/s/ Stanley E. Maron Name: Stanley E. Maron
Its: Manager	Its: Manager

Raspberry LLC

/s/ Michael R. Milken Name: Michael R. Milken	/s/ Michael R. Milken Michael R. Milken, an individual
Its: Manager

/s/ Lowell J. Milken Lowell J. Milken, an individual